SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

              Current Report Pursuant to Section 13 or 15(d) or
                           The Securities Act of 1934


Date of Report (date of earliest event reported)    December 11, 1997



                           TLI LIQUIDATING CORPORATION
             (Exact name of registrant as specified in its charter)


      Delaware                                             Applied for
      (State or other          (Commission               (IRS Employer
      jurisdiction of           File Number)              Identification No.)
      Incorporation)


                       361 Park Avenue, Glencoe, IL 60022
                   (Address of principal executive Office)


Registrant's telephone number, including area code   847-835-5350



TRANS LEASING INTERNATINOAL, INC., 570 Lake Cook Road, Suite 200, Deerfield, IL 60015
        (Former name or former address, if changed since last report)










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      Item 2.Acquisition or Disposition of Assets.

             On December 11, 1997, the sale of substantially all of the Registrant's business and assets to General Electric Capital Corporation was consummated. The terms and effects of such transaction are described in the Registrant's definitive Information Statement with respect to such transaction filed with the Commission under Schedule 14C on November 5, 1997, which is hereby incorporated by reference.

      Item 7.Financial Statements and Exhibits.

             (b) Pro Forma financial information.

             At Closing, following the transfer of the assets to be sold, the Company's pro forma consolidated financial condition will comprise the following.

             Cash or gross  proceeds  equal to the sum of (I)  $46,082,009;  and
      (ii) an amount representing the Company's accrued employee expenses for payroll, bonuses, commissions, vacation, tuition reimbursement, FICA and Medicare.

             Liabilities for accrued employee expenses incurred by the Company up to the time of Closing.

             Net proceeds available to stockholders and to pay for expenses noted below incurred after the Closing equal to $46,082,009.

             Pro forma expenses after Closing include severance payments of $1,105,000 as described in "The Proposed Sale - Interest of Certain Persons in the Proposed Sale" and premium expenses related to directors and officers liability insurance of $173,000. After Closing the Company expects to distribute approximately $3,914,000 to holders of vested employee stock options and director warrants not yet exercised. The remaining net cash represents approximately $10.00 per share and will be distributed to stockholders through a liquidating dividend in 1998.

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

                                          TLII LIQUIDATING CORPORATION


                                          By          /s/MICHAEL HEYMAN
                                                      Michael Heyman
                                                      President


      December 11, 1997






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